FOR IMMEDIATE RELEASE		June 1, 2016
Media Contacts:	Jenna Shaver (602) 250-4403
Jim McDonald (602) 321-3738
Investor Contact:	Ted Geisler (602) 250-3200
Websites:	azenergyfuture.com; aps.com/newsroom

APS REQUESTS FIRST RATE REVIEW IN FIVE YEARS
Proposal enables continued investment in reliability, clean energy, innovation

PHOENIX - Arizona Public Service today asked the Arizona Corporation Commission for the first comprehensive review of the company’s rates in five years.

“Our proposal moves Arizona forward with continued investments in an advanced energy grid, a cleaner energy mix and new technologies that will enable our customers to have more choices and control,” said Don Brandt, chairman, president and CEO of APS.

If approved, the request would enable APS to:

•	Invest $3.6 billion over the next three years in upgrades and maintenance for the energy grid;

•	Complete a $500 million investment to modernize the Ocotillo Power Plant with more efficient generation that reduces emissions and water use;

•	Support a $400 million investment to reduce emissions at the Four Corners Power Plant and comply with more stringent federal environmental standards;

•	Fund the continued development of innovative technologies such as battery storage, microgrids and advanced solar research;

•	Continue industry-leading performance at the Palo Verde Nuclear Generating Station, which produces 80 percent of Arizona’s carbon-free electricity;

•	Increase funding by 35 percent for financial assistance to help limited-income customers, to $48 million annually; and

•	Create new economic development rates to help attract jobs and investment to Arizona.

APS also proposes changes to the rate options it offers to customers. For residential customers, the APS plan would:

•	Offer the choice of three options with demand-based components that more accurately reflect the way customers use energy, and give customers an additional way to save on their monthly bills;

•	Create a new flat-bill option for customers who don’t want to actively manage their energy use;

•	Provide a new rate option tailored for small-usage customers;

•	Reduce the “on-peak” period by two hours each weekday, to 3-8 p.m.; and

•	Offer four new “off-peak” holidays, increasing the total number to 10.

“These new rate options would give customers more ability to control their energy bills by taking a few simple actions,” said Brandt. “We already have 120,000 customers on demand-based rates - it’s our fastest-growing rate plan because it works for customers.”

For business customers, the APS plan would:

•	Offer a new economic development rate option to encourage businesses to relocate or expand;

•	Create a new rate to attract highly-efficient customers, such as data centers, that need affordable, highly reliable electricity;

•	Provide an aggregation rate that lowers energy costs for chain accounts such as grocery stores; and

•	Improve time-of-use options to work better with the operating schedules of many businesses.

“By investing $3.6 billion in Arizona’s energy grid over the next three years, we’ll also be stimulating Arizona’s economy and creating opportunities for suppliers,” said Brandt. He added, “We are recommending new economic development rates that will help attract new jobs and investment to Arizona, with a particular emphasis on high-tech data centers.”

APS is requesting a net increase of 5.74 percent, or $166 million annually, to support its operations and investments in the energy grid. The average monthly bill for residential customers would increase 7.96 percent, from $139.32 to $150.41. Of that $11.09 monthly increase, $1.74 is due to subsidies for the rooftop solar industry, which continue to grow. Business customers would see increases ranging from 0.4 percent to 6.14 percent depending on the size and energy usage of the business.

APS prices have remained stable over the last 20 years, increasing 1.6 percent per year on average - well below the rate of inflation. The company noted in its filing that through efficiency measures and other cost-saving initiatives, it has reduced costs by $207 million since 2008. “It was important that we tighten our own belt before asking customers to pay more,” said Brandt.

“We realize that not all of our customers have benefited from Arizona’s economic recovery, and that’s why we propose to increase funding for limited-income assistance programs that help customers struggling to make ends meet,” said Brandt.

The APS plan also benefits customers by reducing the lucrative subsidy currently paid to support the rooftop solar industry by the 96 percent of residential customers who do not have rooftop solar. The change would not affect the 40,000 customers who already have rooftop solar, or those who install systems prior to July 1, 2017.

“Our proposal is pro-solar and pro-customer. We want to continue Arizona’s solar leadership the right way -with more solar, for more customers, without driving up the energy bills paid by non-solar customers,” said Brandt. “Importantly, our proposal does not affect customers who have already made the decision to put solar on their homes.”

APS first proposed a reduction in the subsidy in 2013; the resulting cost shift has now grown into a billion-dollar price tag paid for by non-solar customers, and it will continue to grow until the ACC takes action.

“It’s time for our industry to adapt its pricing model to reflect new energy technologies and the changing way customers are using electricity,” said Brandt. “There will be the usual naysayers who want to protect the status quo for their short-term financial gain, but Arizona has delayed too long already.”

APS, Arizona’s largest and longest-serving electricity utility, serves nearly 1.2 million customers in 11 of the state’s 15 counties. With headquarters in Phoenix, APS is the principal subsidiary of Pinnacle West Capital Corp. (NYSE: PNW).